Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of May 1, 2024, by and between INVO Bioscience, Inc., a Nevada corporation (the “Company”), and NAYA Biosciences, Inc., a Delaware corporation (the “Subscriber”).

WHEREAS, the Company and the Subscriber are parties to that certain Securities Purchase Agreement dated as of December 29, 2023 (the “Agreement”), pursuant to which the Subscriber agreed to purchase One Million (1,000,000) shares (the “Shares”) of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) for a purchase price of $5.00 per Share (the “Purchase Price”), which Shares are convertible into shares (“Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) pursuant to the terms and conditions set forth in the Company’s Certificate of Designation Establishing Series A Preferred Stock (the “Certificate of Designation”) in reliance upon an exemption from securities registration afforded by the provisions of Section 4(a)(2), Section 4(a)(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, as of the date hereof, the Subscriber has purchased 161,200 Shares pursuant to the Securities Purchase Agreement.

WHEREAS, the Company and the Subscriber desire to amend the Agreement to provide for the purchase of an additional 838,800 Shares of Series A Preferred Stock for the Purchase Price on the terms and conditions set forth herein.

WHEREAS, the Agreement and this Amendment are entered into pursuant to that certain Agreement and Plan of Merger, originally entered into as of October 22, 2023, and amended thereafter on October 25, 2023, December 26, 2023, and April 30, 2024 (as amended, the “Merger Agreement”), by and among the Subscriber, the Company, and INVO Merger Sub Inc..

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1. Section 1 of the Agreement is amended in its entirety as follows:

(a) Closings. On or before each of the following dates (each a “Closing Date”), the Company shall sell, and the Subscriber shall purchase, the number of corresponding Shares for the aggregate Purchase Price as follows (each purchase and sale, a “Closing”):

Closing Date	Shares	Aggregate Purchase Price
January 4, 2024	100,000	$500,000
April 15, 2024	61,200	$306,000
May 10, 2024	20,000	$100,000
May 17, 2024	30,000	$150,000
May 24, 2024	30,000	$150,000
May 31, 2024	30,000	$150,000
June 7, 2024	30,000	$150,000
June 14, 2024	30,000	$150,000
June 21, 2024	30,000	$150,000
June 28, 2024	30,000	$150,000
July 5, 2024	30,000	$150,000
On or before the closing of the Merger Agreement, to be determined in good faith by the Subscriber and the Company	598,800	$2,994,000

(b) Use of Proceeds. The Company agrees to use the proceeds from the sale of the Shares in accordance with the use of proceeds set forth in a side letter between the Company and the Subscriber of even date herewith. The Company agrees to provide the Subscriber with written records and documentation of such expenditures upon reasonable request by the Subscriber.

2. Section 2 of the Agreement is amended in its entirety as follows:

Deliveries.

(a) On each Closing Date, the Subscriber shall deliver the aggregate Purchase Price for the Shares purchased on such Closing Date by wire transfer to the account specified in writing by the Company.

(b) On each Closing Date, the Company shall deliver or cause to be delivered to the Subscriber the Shares purchased on such Closing Date, registered in the name of the Subscriber.

(c) On each Closing Date, the representations and warranties of the Company in the Agreement shall be true and correct as of the applicable Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).

(d) On each Closing Date, the representations and warranties of the Subscriber in the Agreement shall be true and correct as of the applicable Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).

3. Time is of the Essence. It is very important to the Parties that each Closing is performed in a timely manner.  Time is of the essence, thus all things which are required to be done by certain dates must be done, otherwise such failure shall be deemed a material default. If either party breaches the Agreement or this Amendment, the non-breaching party may elect to declare this null and void and all right of the defaulting party hereunder shall terminate. If the non-breaching party does not exercise its option to terminate the Agreement, as amended by this Amendment, said non-breaching party may require specific performance and also exercise any other legal rights and remedies available to it, and said non-breaching party shall be entitled to recover from the breaching party its cost, expenses, and attorney fees incurred in enforcing the terms of this agreement or pursuing a remedy as a result of the breach of the Agreement and this Amendment.

4. Effectiveness. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 8(b) of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties agree to be bound by each of its terms and conditions.

5. Counterparts/Execution. This Amendment may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by electronic signature (including, without limitation, DocuSign) and delivered by electronic mail transmission.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUBCRIBER:

NAYA BIOSCIENCES, INC.

By:
Name:	Daniel Teper
Title:	CEO

COMPANY:

INVO BIOSCIENCE, INC.

By:
Name:	Steven Shum
Title:	CEO